Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Achieve Life Sciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share
	— To be issued under the 2018 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	1,734,253(2)	$3.71(3)	$6,434,078.63(3)	0.00015310	$985.06
	— To be issued under the 2017 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	346,850(4)	$3.15(5)	$1,093,791.48(5)	0.00015310	$167.46
Total Offering Amounts							$1,152.52
Total Fee Offsets(7)							—
Net Fee Due							$1,152.52

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall cover any additional shares of the common stock of Achieve Life Sciences, Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)

Represents 1,734,253 shares of the Registrant’s common stock that were automatically added to the shares reserved for issuance under the 2018 Equity Incentive Plan (the “EIP”) on January 1, 2025, resulting from the automatic annual increase pursuant to the provision of the plan in the number of authorized shares reserved and available for issuance under the EIP.

(3)

Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $3.71 was computed by averaging the high and low prices of a share of Registrant’s common stock as reported on The Nasdaq Global Market on January 3, 2025.

(4)

Represents 346,850 shares of the Registrant’s common stock that were automatically added to the shares reserved for issuance under the 2017 Employee Stock Purchase Plan (“ESPP”) on January 1, 2025, resulting from the automatic annual increase pursuant to the provision of the plan in the number of authorized shares reserved and available for issuance under the ESPP.

(5)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $3.15 was computed by averaging the high and low prices of a share of Registrant’s common stock as reported on The Nasdaq Global Market on January 3, 2025, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the ESPP.